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                                                                    EXHIBIT 10.6

                           MEMORANDUM OF UNDERSTANDING



          THIS MEMORANDUM OF UNDERSTANDING (this "MOU") is made this the 24th day of August, 1998 by and among the STATE OF MISSISSIPPI acting by and through the MISSISSIPPI DEPARTMENT OF ECONOMIC AND COMMUNITY DEVELOPMENT ("MDECD"), MISSISSIPPI BUSINESS FINANCE CORPORATION ("MBFC"), DESOTO COUNTY, MISSISSIPPI (the "County"), the CITY OF OLIVE BRANCH, MISSISSIPPI (the "City"), HEWSON PROPERTIES, INC. AND/OR A SUBSIDIARY OR AFFILIATE OF HEWSON PROPERTIES, INC. ("Hewson" or "Builder/Lessor") and WILLIAMS-SONOMA, INC. AND/OR A WHOLLY-OWNED SUBSIDIARY OF WILLIAMS-SONOMA, INC. ("Williams-Sonoma" or "Lessee/User"). (MDECD, MBFC, the County, and the City will be collectively referred to as the "Inducers"; Hewson and Williams-Sonoma will be collectively referred to as the "Companies.")

          A. Hewson is desirous of acquiring land and building for lease to Williams-Sonoma and Williams-Sonoma is desirous of leasing from Hewson and equipping a warehousing and distribution facility in DeSoto County, Mississippi (the initial and all planned future phases thereof being collectively called the "Project"). Upon completion of the initial phase thereof by Hewson and upon occupancy thereof by Williams-Sonoma in accordance with its lease, Williams-Sonoma will make significant employment opportunities available in association with the facility.

          B. MDECD has determined that the proposed Project would benefit the residents of the State by increasing both employment and tax revenues. The County and City have similarly determined that the proposed Project will improve the standard of living for the residents of the City and County and the residents will further benefit through increased employment opportunity and tax revenue for the City, County and the school district.

          C. The parties hereto wish to set forth their mutual understandings with respect to the proposed Project and to memorialize their respective willingness to proceed to accomplish said Project.



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          The parties therefore agree as follows:

          1. Obligations. Each of the Inducers hereby agrees that, in consideration of the Companies locating the Project, as fully described herein, with its employment opportunities, capital investment and future tax revenues in DeSoto County, Mississippi, it will provide the respective inducements or incentives to be provided by it as set forth herein. Hewson hereby agrees that
(a) in consideration of the Inducers providing said inducements or incentives, and (b) in consideration of Williams-Sonoma's willingness to lease the first building and the land on which it is situated ("Phase I") from Hewson as set forth in EXHIBITS "A," "A-1" AND "A-2," Hewson will acquire the land required for Phase I and construct on the land the first building as set forth in EXHIBITS "A," "A-1" AND "A-2" for lease to Williams-Sonoma. Williams-Sonoma hereby agrees that, in consideration of (1) the Inducers providing said inducements or incentives, (2) the Mississippi Department of Transportation constructing the Goodman By-pass as set forth herein and in EXHIBIT "M" hereto,
(3) the City providing fire protection (including water supply and pressure in accordance with page 1 of the letter (excluding the diesel engine-driven fire pump referenced in paragraph 1 thereof and the electric motor-driven booster pump referenced in paragraph 2 thereof) of Security Fire Protection dated August 11, 1998 (the "Security Fire Letter"), a copy of which is attached hereto as EXHIBIT "P," and (4) upon satisfaction of the conditions set forth in EXHIBITS "A," "A-1" AND "A-2," and (5) upon electric power and telephone services being provided to the Project as set forth in EXHIBITS "K" AND "L" AND "L-1" hereto, Williams-Sonoma will lease Phase I of the Project from Hewson, and will equip and operate Phase I of the Project as fully described herein.

          2. Severability. If any clause, provision or paragraph of this MOU be held illegal or invalid by any court, the illegality or invalidity of such clause, provision or paragraph shall not affect any remaining clauses, provisions or paragraphs hereof, and this MOU shall be construed and enforced as if such illegal or invalid clause, provision or paragraph had not been contained herein.

          3. MDECD Undertakings:

          (a) MDECD agrees to make available to the City, upon application of the City and Williams-Sonoma, at no cost to the Companies [other than as set out in Sections 5(a) and 6(h)



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hereof], a low interest loan in the amount of Two Million Dollars
($2,000,000.00) (the "MBIA loan") under the Mississippi Business Investment Act (the "MBIA") for construction of the non-road infrastructure (the "Non-Road Infrastructure") detailed in Section 6 below. The MBIA loan, as it relates to this Project, requires Williams-Sonoma to create and maintain, during the term of the loan, one (1) net new full-time job for each Fifteen Thousand Dollars ($15,000.00) loaned and a match of at least three (3) to one (1) in private to public funds. The MBIA is codified in the Mississippi Code as Section 57-61-1 et seq. Copies of the MBIA guidelines and application have been provided to the City and the Companies, and by execution of this MOU, the City and the Companies acknowledge receipt thereof and the application thereof to such funding. In the event that the amount of the MBIA loan is not sufficient to pay the costs of the Non-Road Infrastructure as herein described, then subject to the conditions and restrictions set out in Mississippi Code Section 57-61-1 et seq. and the MBIA guidelines, MDECD will agree to increase the MBIA loan up to Two Million Five Hundred Thousand Dollars ($2,500,000.00).

          (b) MDECD agrees that no payments shall be due under the MBIA loan for three (3) years following the date of closing of the MBIA loan, and that the MBIA loan shall not bear interest during such three-year period. Thereafter, the MBIA loan shall bear interest at the rate of two percent (2%) per annum, and the principal and interest of the MBIA loan shall be payable in twenty-four (24) equal semiannual installments of approximately Ninety-Four Thousand One Hundred Forty-Six and 94/100 Dollars ($94,146.94) each. The City at its option shall have the right and privilege to prepay the MBIA loan without premium or penalty. The State Bond Commission of Mississippi is scheduled to meet on August 26, 1998. It is anticipated that at this meeting the Bond Commission will issue its Resolution of Necessity to issue bonds which will include the MBIA loan. Thereafter, it is anticipated that the MDECD bonds will be issued on September 20, 1998, and it is anticipated that loan proceeds will be available to the City by October 1, 1998. In the event that the City needs funds prior to the funding of the MBIA loan in order to remain on schedule with respect to the construction of the Non-Road Infrastructure, Hewson agrees to pay any requisitions submitted to and approved by City and Hewson prior to the funding of the MBIA loan, and which are in form and substance reasonably acceptable to Hewson. Hewson agrees to review any requisitions submitted to it, as aforesaid, within ten (10) days of its receipt thereof and to submit payment to the City promptly thereafter with respect to those requisitions approved by Hewson. In no event shall the



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aggregate of all advances made by Hewson hereunder exceed One Hundred Fifty
Thousand Dollars ($150,000.00). City agrees to reimburse Hewson for such advances, without interest, within ten (10) days after the first meeting of the Mayor and Board of Aldermen following the funding of the MBIA loan. To the extent that any cost or expense otherwise qualifies as a proper Project expense, MDECD agrees that reimbursement thereof to Hewson, in the manner aforesaid, is permissible. MDECD agrees to coordinate the payment dates of said semiannual installments with the payment(s) to be made under the Fee in Lieu Agreement (as hereinafter defined) so that funds will be available to City for said semiannual payments.

          (c) Upon application of the County, MDECD agrees to provide, at no cost to the Companies, up to Six Million Five Hundred Thousand Dollars ($6,500,000.00) under the Economic Development Highway Act (the "Highway Act") for the construction or improvements of roads related to the Project in order to provide adequate access to the Project, including those road projects listed in
Section 5 hereof. The Highway Act, as it relates to this Project, requires a commitment of private investment by the Companies (jointly and/or severally) in the Project of a minimum of Fifty Million Dollars ($50,000,000.00), which investment may include, without limitation, Hewson's capital investment in land and buildings and the value of equipment (purchased or leased) installed in the Project by Williams-Sonoma . The Highway Act is codified in the Mississippi Code as Section 65-4-1 et seq. Further, the Inducers agree to work with the Mississippi Department of Transportation for the completion of the Goodman Bypass between Polk Lane and U.S. Highway 78 on or before June 1, 1999.

          (d) MDECD acknowledges that it is the agency charged with responsibility for final approval of Fee in Lieu Agreements (hereinafter defined) under Section 27-31-104 of the Mississippi Code and does hereby approve the terms and conditions of the Fee in Lieu Agreement described in Section 5(a) below.



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          4. MBFC Undertakings:

          (a) MBFC agrees to work with the Companies to arrange financing for the Project under various industrial revenue bond financing statutes. MBFC will also provide access to any state offered incentives for which the Companies may be eligible.

          (b) MBFC and MDECD hereby confirm that MBFC has passed and issued an inducement resolution dated June 10, 1998, in favor of the Companies authorizing the issuance of one or more series of bonds to finance the Project (including the acquisition, construction and equipping of the Project by Hewson and/or by Williams-Sonoma). MBFC and MDECD acknowledge the current intention of the Companies that one series of bonds finance Hewson's acquisition and construction of its building constituting Phase I of the Project, and that another series of bonds finance Williams-Sonoma's acquisition of equipment for use in operation of Phase I of the Project.

          (c) MBFC or MDECD, as the case may be, agrees to issue, or cause to be issued, such Certificates of Public Convenience and Necessity as may be necessary to complete the issuance of bonds to finance the Project.

          (d) MBFC and MDECD agree to cooperate with Williams-Sonoma and Hewson to structure the bond transactions in the manner reasonably requested by each of the Companies so that each of the Companies may obtain the corporate tax credit available to it under the Mississippi Rural Economic Development Act with respect to the initial and all planned future phases of the Project.

          (e) Attached as EXHIBIT "B" AND "C," respectively, are illustrations of the benefits to Hewson relating to exemptions from (a) Mississippi sales taxes regarding building materials used in the Project, and (b) Mississippi's contractor's gross receipt tax, and of the benefits to Williams-Sonoma relating to (1) exemptions for Mississippi's sales and use taxes regarding the purchase or lease of equipment for the Project, and (2) Mississippi income tax credits
(i) as operator of the Project, and (ii) as a job creator at the Project.



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          5. County Undertakings:

          (a) County agrees to a ten (10) year ad valorem tax exemption as to land, project improvements and equipment, pursuant to Section 27-31-101 of the Mississippi Code, such exemption to be applicable to all County taxes except that there shall be excluded from such tax exemption (and the Project shall be subject to payment of) (i) school district taxes at the millage rate from time to time in effect, and (ii) road and bridge taxes at the millage rate from time to time in effect. The ten (10) year tax exemption under Section 27-31-101 shall run separately for each phase of the Project from the time that such phase is placed in service [as provided in Section 27-31-105(1) of the Mississippi Code]. Furthermore, upon the Project reaching a capital investment (hard and soft costs) in land, buildings and equipment of One Hundred Million Dollars ($100,000,000.00), County ad valorem taxes shall be fully exempted, and, pursuant to Section 27-31-104 of the Mississippi Code, the County agrees to enter into a fee-in-lieu-of-taxes agreement with the owner(s) of the Project (the "Fee in Lieu Agreement"), for a ten (10) year term in the aggregate taking into account any exemption period granted and theretofore expired under Section 27-31-101. The amount paid under the Fee in Lieu Agreement shall be determined in the manner set out in EXHIBIT "D," attached hereto and incorporated herein by reference. The owner(s) of the Project shall be entitled to enter into a separate Fee in Lieu Agreement for each phase of the Project, with the ten (10) year term (aggregated with the exemption period under Section 27-31-101) to run separately for each phase of the Project from the later of the time such phase is placed in service or the time when the Companies' capital investment in land, buildings and equipment reaches One Hundred Million Dollars ($100,000,000.00) [as provided in Section 27-1-105(2) of the Mississippi Code]. EXHIBIT "D" contains an illustration of computation of ad valorem taxes, tax exemptions under Section 27-31-101 and fee in lieu of taxes. The Companies understand that the Fee in Lieu Agreement is subject to approval by the Mississippi State Tax Commission (the "Tax Commission") pursuant to Section 27-31-107 of the Mississippi Code. To that end, County agrees to submit the Fee in Lieu Agreement to the Tax Commission promptly after the execution of this Memorandum of Understanding for preliminary approval of the Fee in Lieu Agreement by the Tax Commission, and, upon the Companies' capital investment in land, buildings and equipment reaching One Hundred Million Dollars ($100,000,000.00), to diligently and faithfully pursue the formal approval of the Fee in Lieu Agreement by the Tax Commission. MDECD agrees to cooperate with the County in seeking the Tax Commission's preliminary and formal



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approval of the Fee in Lieu Agreement, as aforesaid. Pursuant to Section
27-31-53 of the Mississippi Code, the County also agrees to exempt in perpetuity all inventory and personal property in transit to the fullest extent permitted by law (including exemption from school taxes) and to cooperate with the Companies in designating the Project a "free port warehouse" under said statute and obtaining the required approval thereof by the Tax Commission.

          (b) County agrees to enter into an inter-local agreement with the City, if necessary, to pay to the City from the amounts received under the Fee in Lieu Agreement an amount equal to the debt service payments (if any) on the MBIA loan and to coordinate such payments with the semiannual installments due by the City under the MBIA loan.

          (c) (i) County shall take such action as is necessary at no expense to the Companies to complete the realignment of Polk Lane and completion of Polk Lane (complete with curbs, gutters and storm drains) northward from Goodman Bypass to a point which is one (1) mile north of the present north right-of-way line of Goodman Road by April 1, 1999, and to the point where Polk Lane intersects Wildwood Lane (complete with curbs, gutters and storm drains) by December 31, 1999.

               (ii) County shall take such action as is necessary at no expense to the Companies to install four-way stop signs at the intersection of Polk Lane and Old Goodman Road, such stop signs to remain in place until Old Goodman Road is abandoned.

               (iii) County shall take such action as is necessary at no expense to the Companies to complete the extension of existing Wildwood Lane eastward to extended Polk Lane by December 31, 1999.

               (iv) Immediately following completion of Goodman Bypass between Lamar Avenue and Polk Lane, County shall commence construction and take such action as is necessary at no expense to the Companies to widen Hacks Cross Road between Goodman Bypass and Lamar Avenue and shall complete such work no later than two (2) years from commencement of said construction.



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               (iv) All work to be completed by County under this Section
          5(c)(i)-(iii) shall meet or exceed the specifications set out in EXHIBIT "E," attached hereto.

          (d) County agrees (i) to add turning lanes and to widen the shoulders at the intersections of Hacks Cross Road immediately south of Goodman Road and of Goodman Road immediately east of Hacks Cross Road, and (ii) to widen the shoulder of Polk Lane and Goodman Road for traffic heading south on Polk Lane and turning west onto Goodman Road, in the event that the Mississippi Department of Transportation fails to complete construction of the Goodman Bypass between Polk Lane and Hacks Cross Road and the other improvements described in EXHIBIT "M" attached hereto on or before June 1, 1999. The shoulder and turning lanes are to be constructed on or before July 1, 1999.

          (e) County agrees to acquire, at its cost and expense, sufficient property adjacent to existing Polk Lane to accommodate the realignment of Polk Lane as above provided. Presently, it is anticipated that County will acquire the necessary right-of-way from the Whispering Woods Conference Center property located to the west of Polk Lane. County, at its cost and expense, shall either acquire the necessary right-of-way from Whispering Woods for cash or other consideration acceptable to Whispering Woods or acquire by eminent domain the necessary right-of-way from Whispering Woods or the landowners located east of Polk Lane. In any event, County agrees to file a condemnation petition and thereby commence "quick-take" condemnation proceedings to acquire the required right-of-way under Sections 11-27-81 through 11-27-91 of Mississippi Code by no later than September 1, 1998 in the event that County has not theretofore received a deed to the right-of-way by such date and to use its best efforts to complete the acquisition of the required right-of-way on or before November 1, 1998. The County's Board of Supervisors approved the foregoing condemnation at its regularly held meeting on August 17, 1998, during which meeting a quorum was continuously present.

          (f) In the event that the annexation contemplated by Section 6(c) of this MOU does not occur, County agrees to provide, at no expense to the Companies, sheriff protection services to the Project at least equal to those sheriff protection services provided for similar facilities within DeSoto County.



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          6. City Undertakings:

          (a) City agrees to make application for the MBIA loan to MDECD, in the amount of Two Million Dollars ($2,000,000.00), in order to finance the Non-Road Infrastructure related to the Project on terms as set out in Sections 3(a) and
(b) hereof. If such costs exceed Two Million Dollars ($2,000,000.00), the City agrees to apply to MBIA for an increase in the amount of the MBIA loan to cover any cost overruns with respect to the construction of the Non-Road Infrastructure. In the event that the City is unable to obtain such an increase, the City shall have no obligation to proceed with construction of the Non-Road Infrastructure as contemplated herein unless the Companies shall provide, or cause to be provided, funds to cover such cost overruns from another source. In the event that the costs to construct the Non-Road Infrastructure are less than Two Million Dollars ($2,000,000.00), then the City agrees to use the excess funds to extend the water, sewer and gas lines provided for in this Section 6 further north, to the extent of the excess proceeds and to the extent and in a manner which are mutually agreeable to the City, Hewson and Williams-Sonoma; provided, however, that the City shall only be required to extend the water, sewer and gas lines into areas which are certificated to the City and which are not subject to any decertification option in favor of Metro DeSoto Utilities Co., Inc. ("Metro"). At the request and option of the Companies (or either of them) the City agrees that it shall promptly prepay in full the MBIA loan provided that the company which makes such request pays to the City (by special tax or assessment, or otherwise in a manner satisfactory to such Company and the
City) and amount of money equal to such prepayment.

          (b) In connection with the use of the proceeds of the MBIA loan, City agrees that each contract entered into by City with each party who successfully bids such contract with respect to the construction and installation of the Non-Road Infrastructure shall contain, in addition to all other terms and conditions as are typically set forth in the standard bid specifications utilized by the City, terms, conditions and provisions (and the standard contract used by the City shall be modified as necessary in order to be consistent with the following provisions) which:

               (i) State that time is of the essence of the contract to be awarded, and that the successful bidder will be expected to take whatever action may be necessary to perform the work on the schedule set out in the bid which is submitted pursuant to the bid specifications.;



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               (ii) Set a minimum retainage percentage, at all times until the final completion of the work, of not less than ten percent (10%);

               (iii) Require the successful bidder to constantly and faithfully execute and complete the work in accordance with course of construction deadlines which will be inserted in each bid package by the City Engineer and which establish interim deadlines which the successful bidder must meet during the completion of the work and will permit the Companies to more accurately monitor the status of the work and progress toward completion in a timely manner;

               (iv) Impose liquidated damages on the successful bidder in an amount not less than Two Hundred Dollars ($200.00) per day for each calendar day beyond the scheduled completion dates set forth in the schedule of course of construction deadlines that it takes the successful bidder to meet the scheduled deadline;

               (v) Require the successful bidder to provide a proposal for expediting the work and bringing the work back on schedule in the event the successful bidder fails to meet a course of construction deadline;

               (vi) Require the City to refund the liquidated damages to the extent paid by the successful bidder for missing course of construction deadlines if the successful bidder achieves final completion of the work on or before the deadline required by the contract; and

               (vii) Require the successful bidder to acknowledge that time is of the essence and that it is the successful bidder's responsibility to staff the job in such manner and to take all such action as may be necessary to comply with the firm and final completion deadlines set out in the contract.

          (c) City shall take such action as is necessary at no expense to the Companies to annex a tract of approximately nine hundred fifty-four (954) acres along the eastern boundary of the Metro Olive Branch Airport and running along the current eastern boundary line of the City of Olive Branch, which 954-acre tract includes the property (the "Property") and the option property (the "Option



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Property") described in EXHIBIT "F" and EXHIBIT "F-1," respectively, on or before August 28, 1998. In the event that such annexation is not accomplished on or before such date, then subject to the provisions of subsections (j), (k) and (l) of Section 6, the City shall contract with the Companies to provide water and sewer service meeting the standards set out in this Section 6, and fire protection services at least equal to those provided for similar facilities within the corporate limits of the City of Olive Branch. The time period for filing objections to the annexation expired on July 20, 1998. No objections were filed and an interim order was entered foreclosing all rights to object to the annexation but not ordering the final annexation. Hewson and, to the extent that it has then committed to acquire any portion of the Property, Williams-Sonoma agree to close the acquisition of the Property, and Hewson or Williams-Sonoma agrees to close its acquisition of any portion of the Option Property which it has then committed to acquire, if any, on or before August 28, 1998. After closing, the City shall seek entry of a final order completing the annexation process.

          (d) To the extent required in order to provide water and sewer service, City agrees to make application for and diligently pursue certification of the Property and Option Property to the Mississippi Public Service Commission ("PSC") for permission to provide water and sewer service to the Property and the Option Property. Companies understand the City will not provide temporary water service prior to February 1, 1998.

          (e) City shall take such action as is necessary at no expense to the Companies to provide a high pressure gas line and gas service by April 1, 1999 of sufficient size to provide a minimum of 25,000 cubic feet per hour, to extend for the entire frontage of the Property and the Option Property along Polk Lane.

          (f) City acknowledges and confirms that EXHIBIT "G" sets forth the current City water and sewer tap fees. City represents that water and sewer tap fees are charged to all users on a uniform, nondiscriminatory basis. City agrees to an expedited plan review and approval for any development of the Property and/or Option Property.

          (g) Metro has released its certificated right to provide water and sewer service to the Project, as described in EXHIBIT "N," attached hereto and incorporated herein by reference. Based



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upon such release, the City shall take such action as is necessary at no expense to the Companies [except as provided in Sections 6(h) and 5(b)] to construct a water plant and to provide water and sewer service (including the installation of all sewer related infrastructure) to the Project according to the specifications described in page 1 of the Security Fire Letter (excluding the diesel engine-driven fire pump referenced in paragraph 1 thereof and the electric motor-driven booster pump referenced in paragraph 2 thereof) according to the specifications and according to the deadlines for completion and installation set forth in (i) that certain letter dated June 19, 1998, from Joseph F. Lauderdale, P.E., to DeSoto Council, a copy of which is attached hereto as EXHIBIT "H," and (ii) that certain letter dated June 30, 1998, from Joseph F. Lauderdale, P.E., to DeSoto Council, a copy of which is attached hereto as EXHIBIT "H-1." City agrees that the sanitary sewer service to be provided by the City in accordance with this Section 6(g) shall have a minimum capacity of six hundred (600) gallons per minute.

          (h) City agrees to a ten (10) year ad valorem tax exemption as to land, project improvements, and equipment, pursuant to Section 27-31-101 of the Mississippi Code, such exemption to be equal to one hundred percent (100%) of the ad valorem levy for the Project, except as otherwise provided in EXHIBIT "D" attached hereto. Such tax exemption shall apply to each phase of the Project, and such ten (10) year exemption shall run separately for each such phase of the Project from the time it is placed in service and exempted on the tax rolls. Pursuant to Section 27-31-53 of the Mississippi Code, the City also agrees to exempt in perpetuity (including exemption from school taxes, if any) all inventory and personal property in transit to the fullest extent permitted by law and to cooperate with the Companies in designating the Project a "free port warehouse" under said statute and obtaining the required approval thereof by the Tax Commission.

          (i) Companies acknowledge that the City will not waive any fees associated with the issuance of building permits for the Project. However, the City does agree to use its best efforts to expedite the approval of the Companies' requests for the issuance of building permits.

          (j) In the event that annexation as described in paragraph 6(c) is not completed, the City's agreement to provide water and sewer service is further conditioned upon the timely award of certification to serve water and sewer to the Property and the Option Property by the PSC. The City



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agrees to file all necessary applications, notices and other required documents in connection with the requested release of Metro's certificated rights with the PSC. The agreements of the City in Section 6(g) are conditioned upon the City experiencing no insurmountable objections or impediments to the release of Metro's certificated rights, the City incurring no insurmountable impediments or delays during its bid and contractual process to perform installation and construction of the Non-Road Infrastructure, the City incurring no insurmountable impediments or delays in connection with the MBIA loan, and the City incurring no unusual weather during the time for performance, acts of God, strikes or insurrection (it being understood, however, that the City will use best efforts to resist requests from its contractors and subcontractors for extensions of time for performance due to weather delays).

          (k) The agreement to furnish water (other than water in connection with fire protection services) is further conditioned upon the approval of the water system by the State of Mississippi and County health departments, as applicable.

          (l) The agreement to furnish sanitary sewer service is further conditioned upon the timely approval of the sewer system to be installed pursuant hereto by the Mississippi Department of Environmental Quality, Pollution Control Division.

          (m) City shall take such action as is necessary at no expense to the Companies to install a left turn signal for traffic turning from Goodman Road south onto Hacks Cross Road, in the event that the Mississippi Department of Transportation fails to complete construction of the Goodman Bypass between Polk Lane and Hacks Cross Road and the other improvements described in EXHIBIT "M" attached hereto on or before June 1, 1999. The turning signal is to be installed on or before July 1, 1999.

          7. Companies Undertakings:

          (a) On the terms and conditions set forth herein and in those certain letters of intent dated July 1, 1998, copies of which are attached hereto as EXHIBITS "A," "A-1" AND "A-2," Williams-Sonoma commits to the undertakings set forth therein.



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          (b) Companies agree and understand that a minimum capital investment
(which may take into account Phase I and all planned future phases of the Project and which may be satisfied by the value of equipment leased) in land, building and equipment of One Hundred Million Dollars ($100,000,000.00) is required for the County to enter into the Fee in Lieu Agreement, as set out herein. In the event that said minimum capital investment is not accomplished, the sole adverse consequence to the Companies is that the benefits of Section 27-31-104 (a copy of which is attached hereto as EXHIBIT "I") are not available.

          (c) Companies agree to cooperate in the application process for the Highway Act Funds and the MBIA loan, and further, at no expense to the Companies and without expanding any obligations of the Companies undertaken herein, to enter into necessary agreements related thereto.

          (d) Hewson agrees to use best efforts consistent with time exigencies to meet development deadlines to take full advantage of the benefits available as a result of the exemptions from Mississippi sales taxes regarding building materials used in the Project and the Mississippi contractor's gross receipts tax.

          (e) Hewson agrees to dedicate to the City the property described in EXHIBIT "O," attached hereto, or such smaller portion thereof as is mutually agreeable to the City and Hewson, for use by the City as the site for the water plant described in Section 6(g) of this MOU and other incidental and related purposes; provided, however, that Hewson shall not be required to dedicate this property until the conditions precedent to the City's agreement to construct the water plant have been satisfied and the City stands ready to begin construction of the water plant on the property to be dedicated under this Section 7(e).

          8. Critical Path of Development: The Inducers and the Companies hereby acknowledge and agree that the Critical Paths of Development, attached hereto as EXHIBITS "J" AND "J-1" and incorporated herein by reference, set forth the various interim deadlines and time schedules which must be met in order for the Non-Road Infrastructure and the construction or improvements of the various road infrastructure, all as outlined in this MOU, to be completed on or before the deadlines for completion specified in this MOU. The Inducers and the Companies, as the case may be, hereby agree to satisfy and meet the course of development and deadlines as outlined in the Critical Path of Development in connection with the completion of their respective undertakings outlined herein. The Inducers and Companies agree to cooperate with each other and to use best efforts to cause the suppliers of electric power and telephone service to supply those services in accordance with the letters attached hereto as EXHIBITS "K," "L" AND "L-1," respectively, (the electric power and telephone lines serving the Project and any adjacent landowners to be located in the right-of-way of Polk Lane), and to cause Goodman Bypass to be completed between U.S. Highway 78 and Polk Lane in the time and manner specified in the letter attached hereto as EXHIBIT "M."

          9. Amendments. Any amendments to this MOU shall be in writing and signed by all parties affected by such amendment or their respective successors and assigns.

          10. Applicable Law. This MOU shall be governed by the laws of the State of Mississippi notwithstanding the fact that one or more of the parties to this MOU are residents of or are domiciled in a different state.

          11. Counterparts. This MOU may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

          12. Headings. The use of headings and captions in this MOU are solely for convenience and shall have no legal effect in construing the provisions of this MOU.

          13. Entire Agreement. This MOU constitutes the entire agreement between the parties and supersedes all previous agreements, promises, proposals, representations, understandings and negotiations (whether written or oral) strictly with respect to the subject matter hereof.



            INDUCERS:                                COMPANIES:



STATE OF MISSISSIPPI acting                 BUILDER/LESSOR:
by and through the MISSISSIPPI
DEPARTMENT OF ECONOMIC AND                  HEWSON PROPERTIES, INC.
COMMUNITY DEVELOPMENT

By:     /s/James B. Heidel                  By:   /s/ Robert Myers
   -------------------------------             ---------------------------------
        JAMES B. HEIDEL
Title:  Executive Director                  Title:    VP/CFO
      ----------------------------                ------------------------------

                                            LESSEE/USER:

MISSISSIPPI BUSINESS FINANCE                WILLIAMS-SONOMA, INC.
CORPORATION

By:     /s/James B. Heidel                  By:   /s/ Howard Lester
   -------------------------------             ---------------------------------
        JAMES B. HEIDEL
Title:                                      Title:        CEO
      ----------------------------                ------------------------------

DESOTO COUNTY, MISSISSIPPI

By:    /s/ Tommy Lewis
   -------------------------------
       TOMMY LEWIS
Title:  President - Board of Supervisors
      ----------------------------

CITY OF OLIVE BRANCH, MISSISSIPPI

By:    /s/ Samuel P. Rikard
   -------------------------------
Title:  Mayor
      ----------------------------

                                   EXHIBIT "A"

                        Williams-Sonoma Letter of Intent

                       [WILLIAMS-SONOMA, INC. LETTERHEAD]

July 1, 1998

Mississippi Business Investment Program
Department of Economic and Community Development
Post Office Box 849
Jackson, MS 39205

     Re: MBIA Application for Hewson Properties Project

Dear Sir/Madam:

As you are aware, Hewson Properties, Inc. ("Hewson Properties") is developing the first building (of a planned two building distribution facility project) (the "Project") for ultimate lease to Williams-Sonoma, Inc. ("Williams-Sonoma"). The plan is for this building to be located on a 61 acre parcel east of the Olive Branch Airport, west of the proposed future Polk Lane, and north of Goodman Road and the Whispering Woods Golf Course. At the same time, it is contemplated that Williams-Sonoma will have the right to acquire an adjacent 61 acre parcel on the situs of a future second building (discussed below).

The first building will be 750,000 square feet and Hewson Properties has advised us that it will cost approximately $30,000,000 including land, building and soft costs. In addition, upon Williams-Sonoma's occupancy of the first building, Williams-Sonoma will purchase and/or lease approximately $20,000,000 of equipment for the building. Hewson Properties informs us that completion and occupancy of this first building is scheduled for 6/1/99. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ approximately 235 people on an adjusted full-time basis.

The second building occupies 614,000 square feet and we are informed that it will cost approximately $24,500,000 including land, building and soft costs. In addition, if and when Williams-Sonoma occupies the second building, Williams-Sonoma will purchase and/or lease approximately $11,300,000 of equipment for the building. While completion and occupancy of this second building is presently targeted for 6/1/01, Williams-Sonoma's going forward with implementing plans for this second building (as well as the expansions of this building and the first building discussed below), as well as definitive projected occupancy dates, will depend on the continued future growth of Williams-Sonoma's business. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ an additional approximately 131 people on an adjusted full-time basis.

Mississippi Business Investment Program
7-1-98
Page two



Subsequent to the completion and stabilization of the first two buildings, plans call for each building to be expanded as and when Williams-Sonoma's needs require by 318,000 square feet and 380,000 square feet, respectively. We have been advised by Hewson Properties that the costs of such expansion will be approximately $11,100,000 and $13,300,000 respectively, for building and soft costs. Williams-Sonoma expects that each such expansion will contain between $7,000,000 and $8,500,000 of equipment to be purchased and/or leased by Williams-Sonoma. We anticipate that as and when these two expansions go forward, employment for another 174 people on an adjusted full-time basis will be provided.

For the purposes of the MBIA program, we anticipate that Hewson Properties will spend approximately $30,000,000 to develop the first building in the next four years. Assuming satisfaction of the following conditions, Williams-Sonoma commits to private investment in equipment and/or the value of equipment leases for use in the first building of over $20,000,000 in the same period. As well, again assuming all conditions to Williams-Sonoma's lease and occupancy of the first building are met, Williams-Sonoma commits to creating and maintaining 134 employees on an adjusted full-time basis for a minimum of 10 years.

The conditions to Williams-Sonoma's lease of the first building include:

       1. Satisfactory resolutions of all issues relating to annexation, utilities, infrastructure, local permits for Williams-Sonoma's intended use, etc.;

       2. The negotiation and documentation of a lease between Hewson Properties and Williams-Sonoma on terms reasonably acceptable to Williams-Sonoma (including the treatment of the lease as an operating lease for Williams-Sonoma's financial accounting purposes); and

       3. Completion and delivery of the first building by Hewson Properties on schedule and in accordance with plans approved by Williams-Sonoma.

In addition to conditions similar to the foregoing, Williams-Sonoma's occupancy of the second building (and any future expansions of the first and second buildings) is dependent on Williams-Sonoma's continuing need for additional space to accommodate its business.

Mississippi Business Investment Program
7-1-98
Page three



Without the utilities being provided by the funds of the MBIA program, this project could not be completed.

Williams-Sonoma will comply with non-discrimination and equal employment opportunity requirements. We anticipate that Hewson Properties will do likewise.

We look forward to moving ahead on this project and appreciate all of your assistance.

Sincerely,

/s/ W. HOWARD LESTER
--------------------------------
W. Howard Lester
Chairman/Chief Executive Officer

Cc:  Gary Hewson
     Jim Flanagan


HL/ea

                                 EXHIBIT "A-1"

                        Williams-Sonoma Letter of Intent





















                                    A-1 - 1

                       [WILLIAMS-SONOMA, INC. LETTERHEAD]


July 1, 1998

Mr. Tommy Lewis
President
DeSoto County Board of Supervisors
2535 Highway 51 South
Hernando, MS 38632

Re:  DECD Application for Hewson Properties Project

As you are aware, Hewson Properties, Inc. ("Hewson Properties") is developing the first building (of a planned two building distribution facility project) (the "Project") for ultimate lease to Williams-Sonoma, Inc. ("Williams-Sonoma"). The plan is for this building to be located on a 61 acre parcel east of the Olive Branch Airport, west of the proposed future Polk Lane and north of Goodman Road and the Whispering Woods Golf Course. At the same time, it is contemplated that Williams-Sonoma will have the right to acquire an adjacent 61 acre parcel on the situs of a future second building (discussed below).

The first building will be 750,000 square feet, and Hewson Properties has advised us that it will cost approximately $30,000,000 including land, building and soft costs. In addition, upon Williams-Sonoma's occupancy of the first building, Williams-Sonoma will purchase and/or lease approximately $20,000,000 of equipment for the building. Hewson Properties informs us that completion and occupancy of this first building is scheduled for 6/1/99. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ approximately 235 people on an adjusted full-time basis.

The second building occupies 614,000 square feet, and we are informed that it will cost approximately $24,500,000 including land, building and soft costs. In addition, if and when Williams-Sonoma occupies the second building, Williams-Sonoma will purchase and/or lease approximately $11,300,000 of equipment for the building. While completion and occupancy of this second building is presently targeted for 6/1/01, Williams-Sonoma's going forward with implementing plans for this second building (as well as the expansions of this building and the first building discussed below), as well as definitive projected occupancy dates, will depend on the continued future growth of Williams-Sonoma's business. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ an additional approximately 131 people on an adjusted full-time basis.

Subsequent to the completion and stabilization of the first two buildings, plans call for each building to be expanded as and when Williams-Sonoma's needs require by 318,000 square feet and 380,000 square feet respectively. We have been advised by Hewson Properties that the costs of such expansion will be approximately $11,100,000 and $13,300,000 respectively, for building and soft costs. Williams-Sonoma expects that each such expansion will contain between $7,000,000 and $8,500,000 of equipment to be purchased and/or leased by Williams-Sonoma.

Mr. Tommy Lewis                                   July 1, 1998
DeSoto County Board of Supervisors                Page 2 of 2


We anticipate that as and when these two expansions go forward, employment for another 174 people on an adjusted full-time basis will be provided.

For the purposes of the DECD program, we anticipate that Hewson Properties will spend approximately $30,000,000 to develop the first building in the next four years. Assuming satisfaction of the following conditions, Williams-Sonoma commits to provide investment in equipment and/or the value of equipment leases for use in the first building of over $20,000,000 in the same period. Of course, these amounts (totaling approximately $50,000,000) are solely for the first building, and these amounts would be substantially increased (by approximately $35,800,000) if, as presently anticipated, plans for the second building proceed to realizations within this same four-year (4) period.

The conditions to Williams-Sonoma's lease of the first building include:

1. satisfactory resolutions of all issues relating to annexation, utilities, infrastructure, local permits for Williams-Sonoma's intended use, etc.

2. the negotiation and documentation of a lease between Hewson Properties and Williams-Sonoma on terms reasonably acceptable to Williams-Sonoma (including the treatment of the lease as an operating lease for Williams-Sonoma's financial accounting purposes); and

3. completion and delivery of the first building by Hewson Properties on schedule and in accordance with plans approved by Williams-Sonoma.

In addition to conditions similar to the foregoing, Williams-Sonoma's occupancy of the second building (and any future expansions of the first and second buildings) is dependent on Williams-Sonoma's continuing need for additional space to accommodate its business.

The Project Description attached as Exhibit "A" will meet the needs of the planned project assuming the satisfaction of the foregoing conditions and assuming the specifics and timing of each part of the design are acceptable to Williams-Sonoma.

We look forward to moving ahead on this project and appreciate all of your assistance.


Sincerely,

/s/ W. HOWARD LESTER
--------------------
    W. Howard Lester

Attachment: Exhibit "A":-For DECD Letter of Intent
            Project Description

cc:  Gary Hewson
     Jim Flanagan

                                  EXHIBIT "A"
                           FOR DECD LETTER OF INTENT

                              PROJECT DESCRIPTION

DeSoto County in coordination with Hawson Properties, Inc. is applying for an Economic Development Highway Program Grant for construction of roadway improvements along Polk Lane, Stateline Road, and Hack's Cross Road. Hewson Properties, Inc. is acquiring the property consisting of approximately 61 acres with the intention of constructing a building, of approximately 750,000 square feet and leasing that building to Williams-Sonoma, Inc. At the same time, it is contemplated that Williams-Sonoma, Inc. will have the right to purchase an adjacent parcel of approximately 61 acres, to provide room for an approximately 614,000 square foot future building to meet Williams-Sonoma's future needs if its business continues to grow. The Economic Development Highway Program was established by the State of Mississippi to promote industrial development throughout the state. The program provides funds for construction and/or improvements of highways in areas that demonstrate actual and immediate potential for creation or expansion of major industries. The highway or highway segments to be constructed must be necessary to ensure adequate and appropriate access to a proposed company project for purposes of encouraging its location or expansion within a political subdivision.

This project is also being constructed with other factors in mind such as the corridor's relationship to existing neighborhoods and businesses. The objective of the project is to improve traffic and safety throughout the area while being consistent with neighborhood improvement strategies.

The improvements include constructing Polk Lane to a four-lane undivided roadway from Goodman Road northward approximately 2.2 miles to the Tennessee State Line. Stateline Road will be constructed to a four-lane undivided roadway from the proposed extension of Polk Lane westward 1.0 mile to Hack's Cross Road. Hack's Cross Road will be widened to a five-lane undivided roadway from Mississippi Highway 78 to the Mississippi Highway 302 bypass project that is currently under construction by the Mississippi Department of Transportation.

Improvements on these sections of roadway shall consist of clearing right-of-way, grading, drainage improvements, base, paving, curb and gutter, erosion control, striping, and signage. All design criteria will meet the Department of State Aid Road Construction Design Standards.

This project shall be designed and constructed in phases to allow for initial concentration on those phases of roadway set forth as priorities by Williams-Sonoma, Inc., as the intended tenant.


7/1/98

                                 EXHIBIT "A-2"

                        Williams-Sonoma Letter of Intent






                                    A-2 - 1

                       [WILLIAMS-SONOMA, INC. LETTERHEAD]

July 1, 1998

Mayor Samuel Rikard
City of Olive Branch
9189 Pigeon Roost
Olive Branch, MS 38854

Honorable Mayor Rikard:

This letter is respectfully submitted in fulfillment of the requirements of the Mississippi Department of Economic Development, Mississippi Business Investment Act (MBIA) Program. The program is designed to promote business and economic development through job producing programs and by providing loans and grants to cities and counties to finance improvements. The program requires that any private company desiring assistance from a city of a county shall submit a letter of intent to locate, expand, or build a facility entirely or partially within the city or county.

As required by the MBIA program, the following sets forth the intention of Williams-Sonoma, Inc. ("Williams-Sonoma") to locate a distribution facility in Olive Branch, DeSoto County, Mississippi, subject to the satisfaction of the following conditions:

     i) Satisfactory resolutions of all issues relating to annexation, utilities, infrastructure, local permits for Williams-Sonoma's intended use, etc.;

     ii) the negotiation and documentation of a lease between Hewson Properties, Inc. ("Hewson Properties") and Williams-Sonoma on terms reasonably acceptable to Williams-Sonoma (including the treatment of the lease as an operating lease for Williams-Sonoma's financial accounting purposes); and

     iii) Completion and delivery of the first building by Hewson Properties on schedule and in accordance with plans approved by Williams-Sonoma.

This project is eligible for MBIA assistance as a "job producing facility."

Mayor Rikard
7-1-98
Page two


     o A commitment regarding the number of net new full-time equivalent jobs to be created and maintained by the Project.

          It is Williams-Sonoma's hope that, as and when fully implemented, the Project will cause the creation of 540 net new full-time equivalent jobs as a result of the loan made pursuant to the Mississippi Business Investment Act. For the purposes of the MBIA loan, however, Williams-Sonoma agrees to create and maintain a minimum of 134 full-time equivalent jobs for the ten (10) year duration of the MBIA loan, provided that the conditions set forth above have been satisfied. The average wages, excluding fringe benefits, for these jobs is anticipated to be $10 per hour. The 134 full-time equivalent jobs are anticipated to be created by the end of the fourth year following the date of the closing of the loan.

     o An acknowledgment of understanding that penalties may be imposed on the Private Company, pursuant to the Act and Guidelines, if the Private Company fails to create and maintain the number of jobs specified in the application.

          Williams-Sonoma acknowledges that if the conditions set forth above have been satisfied and Williams-Sonoma fails to create and maintain the 134 full-time equivalent jobs specified in this letter of intent, it shall be liable as follows: (a) an interest charge increase equal to the current New York Prime Interest Rate plus two percent (2%) for the remainder of the loan, or (b) prepayment of the outstanding loan amount incurred by the City of Olive Branch for the project's benefit. The penalties or a portion thereof may be waived by DECD if Williams-Sonoma's failure to satisfy the job creation requirement is due to circumstances outside its control. The penalties or portion thereof shall be payable in such installments as DECD deems appropriate.

     o Current employment levels at the Project site and statewide employment of the Private Company.

Mayor Rikard
7-1-98
Page three


                         Employment at the project site is zero.
                         Williams-Sonoma currently employs 15 people statewide.

                       o The estimated dollar costs of the Project and a
                         description of the private parties investment in the Project and any public or other private sources of funding.

                         As you are aware, Hewson Properties is developing the first building of a two building distribution facility project (the "Project") for ultimate lease to Williams-Sonoma. The plan is for this building to be located on a 61 acre parcel east of the Olive Branch Airport, west of the proposed future Polk Lane, and north of Goodman Road and the Whispering Woods Golf Course. At the same time, it is contemplated that Williams-Sonoma will have the right to acquire an adjacent 61 acre parcel, as the situs of a future second building (described below).

                         The first building will be 750,000 square feet and Hewson Properties has advised us that it will cost approximately $30,000,000 including land, building and soft costs. In addition, upon Williams-Sonoma's occupancy of the first building, Williams-Sonoma will purchase and/or lease approximately $20,000,000 of equipment for the building. Hewson Properties informs us that completion and occupancy of this first building is scheduled for 6/1/99. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ approximately 235 people on an adjusted full-time basis.

                         The second building occupies 614,000 square feet and we are informed that it will cost approximately $24,500,000 including land, building and soft costs. In addition, if and when Williams-Sonoma occupies the second building, Williams-Sonoma will purchase and/or lease approximately $11,300,000 of equipment for the building. While completion and occupancy of this second building is presently targeted for 6/1/01, Williams-Sonoma's going forward with implementing plans for this second building (as well as the expansions of this building and the first building discussed), as well as definitive projected occupancy dates, will depend on the continued future

Mayor Rikard
7-1-98
Page four


                         growth of Williams-Sonoma's business. Upon its occupancy of this phase of the Project, Williams-Sonoma expects to employ an additional approximately 131 people on an adjusted full-time basis.

                         Subsequent to the completion and stabilization of the first two buildings, plans call for each building to be expanded as and when Williams-Sonoma's needs require by 318,000 square feet and 380,000 square feet respectively. We have been advised by Hewson
                         Properties that the costs of such expansion will be approximately $11,100,000 and $13,300,000 respectively, for building and soft costs.
                         Williams-Sonoma expects that each such expansion will contain between $7,000,000 and $8,500,000 of equipment to be purchased and/or leased by Williams-Sonoma. We anticipate that as and when these two expansions go forward, employment for another 174 people on an adjusted full-time basis will be provided.

                         The total estimated project cost for the first building alone (including equipment therein) (but not including the second building or future expansions of the first and second buildings or equipment therein) is expected to be approximately $50,000,000. For the purpose of the MBIA loan and the Economic Development Highway Program Grant, assuming satisfaction of the conditions set forth above, upon occupancy of the first building, Williams-Sonoma commits to expend approximately $20,000,000 in equipment lease payments, machinery, and equipment for the project with the balance of the project costs to be financed by the project developer and Williams-Sonoma's anticipated landlord, Hewson Properties. Other project costs (i.e., necessary public infrastructure) will be met with an MBIA loan totaling $2,000,000 and an Economic Development Highway Grant totaling $6,500,000.

                       o The time schedule for implementation and completion of
                         the Project, evidencing an expeditious completion of the Project.

                         Williams-Sonoma is informed that Hewson Properties expects to begin work on the first building of the project in June 1998 and expects the first building to be completed by June 1, 1999. If

Mayor Rikard
7-1-98
Page five


               Williams-Sonoma continues to grow at its current rate, it is anticipated that Williams-Sonoma will want to take occupancy of the second building by June 1, 2001.

               o A verifiable statement that the Project could not be completed without the infusion of the requested public funds.

                         Hewson Properties has advised Williams-Sonoma that without the infusion of MBIA funds, the completion of the project would not be feasible.

     A statement of intention to operate the Project for a time period equal to the term of the loan to the Local Sponsor.

          o Assuming satisfaction of the conditions set forth above, Williams-Sonoma intends to operate its Olive Branch, DeSoto County facility for at least the ten (10) year duration of the loan.

          o Any commitment to pay rental on the Project or to make loan payments to the Local Sponsor.

          o The City of Olive Branch will repay the MBIA loan. Neither Hewson Properties nor Williams-Sonoma intends to pay rental or make loan payments to the City of Olive Branch.

          o A statement that the specific improvements are necessary for the efficient and cost effective operation of the Project, together with supporting financial and engineering documentation.

          o The proceeds of the MBIA loan will be used for the construction of non-road infrastructure improvements to serve the facility. MBIA funds are necessary for the efficient and costs effective operation of the project.

o A notarized statement of willingness to grant a lien on the facility for which the improvements are being provided or to otherwise collateralize the loan. Such lien may be foreclosed in the event that the Private Company fails to operate the Project in accordance with the terms of any agreements among the parties involved in the financing of the project.

Mayor Rikard
7-1-98
Page six


     o The improvements proposed by this project will be publicly owned infrastructure. Neither Hewson Properties nor Williams-Sonoma will make loan payments to repay the MBIA loan and, accordingly, neither Hewson Properties nor Williams-Sonoma will grant any liens on the facility with respect to such loan.

o A statement of willingness to comply with non-discrimination and equal employment opportunity requirements.

     o Williams-Sonoma will comply with all applicable federal and state laws governing non-discrimination and equal employment opportunity. Williams-Sonoma anticipates that Hewson Properties will provide a similar undertaking.

o Evidence that there will be a Private Match of at least three dollars ($3.00) for every one dollar ($1.00) of MBI assistance.

     o The private match ratio is approximately 25 to 1 for the first building. Other funds -- $30,000,000, Hewson Properties land, building and soft costs, plus $20,000,000 Williams-Sonoma equipment expense. (Additionally, Economic Development Highway Program will be requested to provide $6,500,000) and MBIA funds - $2,000,000.

o Evidence the proposed project will create at least one (1) net new full-time equivalent job for every fifteen thousand dollars ($15,000) either loaned or granted for the Project.

     o For the purposes of the MBIA loan and this letter of intent, upon satisfaction of the conditions set forth above with respect to the first building, Williams-Sonoma commits to create and maintain 134 jobs on an adjusted full-time basis for a minimum of ten (10) years after its initial project occupancy. This equals one (1) net new full-time job for every $15,000 loaned.

     o From and after its initial project occupancy, job creation will be documented by Williams-Sonoma by annually submitting a report entitled "Statement of Job Creation" to the Mississippi Department of Economic and Community Development.

Mayor Rickard
7-1-98
Page seven


     o The actual number of full-time equivalent jobs may well exceed the minimum commitment. If the second building and further expansions of the first and second building are realized as anticipated, approximately 540 full-time equivalent jobs are expected to be generated by the Project.

Thank you for your willingness to participate in the MBIA program and for your cooperation and assistance in making this project become a reality.

If additional information is required, please feel free to contact me at your convenience.

Sincerely,

/s/ HOWARD LESTER
---------------------------------------
W. Howard Lester

HL/ea

                                  EXHIBIT "B"

                 Illustrations of State Tax Benefits to Hewson

                                   EXHIBIT B

                             State Tax Benefits to
                            Hewson Properties, Inc.


(a)  Mississippi Sales and Use Taxes

     A Mississippi sales tax exemption is available for Project purchases financed with the proceeds of certain bonds issued by the Mississippi Business Finance Corporation (the "MBFC"). Such exemption constitutes a full exemption from Mississippi sales and use taxes otherwise due on bond financed Project purchases (the "Sales Tax Exemption"). The applicable Mississippi sales and use tax rates are generally seven percent (7%), with a special rate of one and one-half percent (1 1/2%) relating to certain manufacturing machinery.

(b)  Mississippi Contractors' Tax

          No exemption is available from the Mississippi contractors' tax. The contractors' tax is imposed at a rate of three and one-half percent (3 1/2%) on the construction contract price of a contract where total compensation exceeds $10,000, with a special rate of one and one-half percent (1 1/2%) for amounts representing sale of manufacturing machinery; the contractors' tax does not apply to additions to property which retains its identity as personal property. However, although Mississippi law provides no statutory exemption from the contractors' tax, it is possible to minimize the contractors' tax using a direct purchase approach. Under this approach, a "labor only" construction contract is negotiated with the construction company or contractor (the "Contractor") by which the building materials are to be directly purchased by the party borrowing the bond proceeds (the "Company"). Since no part of the construction contract involves the acquisition of materials, the contractors' tax base would be lowered by the cost of building materials purchased directly by the Company, and therefore the contractors' tax liability will be reduced. A contractors' tax would still be imposed at the rate of three and one-half percent (3 1/2%) on the gross compensation paid to the Contractor for labor under the construction contract. The Company may assert the Sales Tax Exemption to realize total relief from Mississippi sales taxes on the purchase of building materials.

          Mississippi sales tax is not imposed on contractors' purchases of component materials which are subject to the contractors' tax. In other words, such transactions will not be subject to both taxes. In summary, the building material purchases, which would otherwise be subject to the three and one-half percent (3 1/2%) contractors' tax, from which there is no exemption, will be treated as transactions subject to sales tax, (i.e., purchases by the Company), against which the Sales Tax Exemption may be utilized. Therefore, the net effect of this method is that the Company will enjoy a tax savings of three and one-half percent (3 1/2%) on the building materials utilized in the project.

                                  EXHIBIT "C"

             Illustrations of State Tax Benefits to Williams-Sonoma

                                   EXHIBIT C

                             State Tax Benefits to
                             Williams-Sonoma, Inc.

(1)  Mississippi Sales and Use Taxes

     A Mississippi sales tax exemption is available for project purchases financed with the proceeds of certain bonds issued by the Mississippi Business Finance Corporation (the "MBFC"). Such exemption constitutes a full exemption from Mississippi sales and use taxes otherwise due on bond financed project purchases and certain leasing transactions (the "Sales Tax Exemption"). The applicable Mississippi sales and use tax rates are generally seven percent (7%), with a special rate of one and one-half percent (1-1/2%) relating to certain manufacturing machinery.

(2)  Mississippi Income Tax Credits

     (i)  Operator of the Project
     A company financing certain qualified projects, including warehouses and distribution centers, under Mississippi Rural Economic Development Assistance Program administered by the Mississippi Business Finance Corporation receives credits on Mississippi corporate income taxes. Such credits are based on a function of the company's project-related debt service on bonds issued under the program (the "RED Bonds"). The annual debt service for a project includes all costs associated with the issuance of bonds, letters of credit, annual service fees, and principal and interest payments. The lease between the Hewson entity which own the land and real property ("Hewson") and Williams-Sonoma, Inc. or its affiliate ("Williams-Sonoma") will be drafted to provide that the lease payments payable by Williams-Sonoma which are allocable to the debt service on the RED Bonds will generate the income tax credits and Williams-Sonoma, as the operator of the facility, will utilize the income tax credits.

     Williams-Sonoma will receive a credit against its Mississippi corporate income tax based upon the amount of debt service it pays with respect to RED Bonds (both in the form of rent, with respect to the RED Bonds issued to finance the cost of the land and real property, and direct payments of debt service by Williams-Sonoma with respect to RED Bonds issued to finance the machinery and equipment); provided, the amount of the credit is limited to a maximum of eighty percent (80%) of its Mississippi income tax liability in each tax year.

     If the annual debt service payments exceed the Mississippi income tax credits available for utilization in a tax year, Williams-Sonoma may carry forward the unused credits for application in succeeding years not to exceed three (3) years following the year in which the credits were earned.

     (ii) Project Job Creation
     A job tax credit is available upon application for certain types of businesses, including warehouses and distribution centers, for the creation of new jobs. The amount of the credit is a function of the number of the net new jobs created. The amount of the credit available for a project in DeSoto County is Five Hundred Dollars ($500.00) annually for each net new full-time employee job for five (5) years beginning with year two (2) and continuing through year six (6) after the creation of the job.

                                  EXHIBIT "D"

    Illustration of Ad Valorem Taxes, Tax Exemption and Fee in Lieu of Taxes

                                  EXHIBIT "D"


                        FEE IN LIEU OF TAX ILLUSTRATION

A.   CURRENT MILLAGE RATES

     -  County Millage Rates
        -  84.78 Total County Mills
        -  48.40 School Mills
        -   7.04 Road and Bridge Mills

     -  City Millage Rates:
        -  25.5 Total City Mills

        -     School Millage        48.40
           --------------------  =  -----  =  57%
           Total County Millage     84.78

B.   AD VALOREM TAXES WITHOUT EXEMPTION

     -  Assumption -- $100,000,000 appraised value of project*
        -  $100,000,000 x 15% = $15,000,000 x 0.08478 = $1,271,700 Total
           Co. Tax
        -  $100,000,000 x 15% = $15,000,000 x 0.02550 = $  382,500 Total
           City Tax

C.   EXEMPTION UNDER Section 27-35-101

     -  County taxes under Section 101 exemption:
        -  $100,000,000 (project assumed value) x 15% = $15,000,000 x 0.05544
           (school, road & bridge) = $831,600**

     -  City taxes under Section 101 exemption will be zero (0).

D.   CRITERIA IN FEE IN LIEU DETERMINATION

     Upon attainment of the $100,000,000 capital investment threshold referred to in the Memorandum of Understanding, the County and the Companies will enter into Fee in Lieu Agreements. Under Section 27-31-104 of Mississippi Code, fee-in-lieu payments to the County cannot be less than 1/3 of the taxes otherwise payable to the County. Based upon the assumed appraised value indicated above:

                                   Taxes               Fee-in-Lieu
                                   -----               -----------
     DeSoto County            1,271,700 x 1/3 =          423,900

================================================================================

     *    Note -- The assumed appraised value of $100,000,000 is for purposes of illustration only, and shall not be deemed to be a stipulated or agreed appraised value.
     **   Note -- During the first three (3) years following the closing of the
                  MBIA loan there will be no debt service payments on the MBIA loan, [Section 3(b) of the Memorandum of Understanding]. After such three-year period, in the event that the Companies shall not have attained the $100,000,000 capital investment threshold referred to in the Memorandum of Understanding, the exemption from County taxes will be decreased by the amount of $188,293.89, representing annual debt service on the MBIA loan; and the County will enter into an interlocal agreement with the City of Olive Branch pursuant to which it will pay this sum to the City.

================================================================================

      Moreover, the fee-in-lieu payments to the County must be set at a level sufficient to pay (a) road and bridge taxes, (8.23% of the County millage), (b) the city of Olive Branch, pursuant to an interlocal agreement, an amount equal to the debt service payments, if any, on the MBIA loan, and (c) to the school district its pro rata share of the fee-in-lieu payments (57% of the fee-in-lieu payment):

            County fee-in-lieu payments (based upon assumed $100,000,000 appraised value and annual MBIA debt service payment of $188,293.89);

                  Road and bridge                            $104,724.26
                  Payment to City for MBIA debt service       188,293.89***
                  School district at 57%                      388,419.67
                                                             -----------
                                                             $681,438.02

            (City taxes shall remain fully exempt under Section 101.)


E.    COMMITMENT OF CITY OF OLIVE BRANCH

      At such time as the Project is put in service and the Companies apply for an exemption from ad valorem taxes, the city of Olive Branch commits that it will fully exempt City taxes for a ten (10) year term; provided that DeSoto County shall simultaneously enter into an interlocal agreement with the City pursuant to which the County shall pay to the City an amount equal to the annual debt service payments (if any) on the MBIA loan.

F.    COMMITMENT OF DESOTO COUNTY

      Until such time as the investment in the Project (as described in the Memorandum of Understanding) equals or exceeds $100,000,000, DeSoto County commits that it will exempt the Project from County ad valorem taxes except for school, road and bridge taxes (currently 48.40 mills and 7.04 mills, respectively) and except for an amount equal to the annual debt service (if any) on the MBIA loan. After the investment in the Project equals or exceeds $100,000,000, DeSoto County will enter into Fee in Lieu Agreements with the Companies pursuant to which they will pay for a ten (10) year term (aggregated with the exemption period under Section 27-31-101) fees in lieu of taxes equal to the sum of (a) 8.23% of the amount of the total County taxes which would have been payable in absence of any exemption or Fee in Lieu Agreement (the "Road and Bridge Component"); plus (b) an amount equal to the debt service payments, if any, on the MBIA loan (the "Debt Service Component"), plus (c) such amount as is required in order to provide a payment to the DeSoto County school district equal to 57% of the total fee in lieu of payments to DeSoto County (the "School Component"); provided, however, that in no event shall the fees in lieu of taxes payable to the County hereunder be less than one-third (1/3) of the amount of taxes which would have been payable to the County in absence of any exemption of Fee in Lieu Agreement. DeSoto County agrees to enter into an interlocal agreement with City of Olive Branch providing for payment by the County to the City of the Debt Service Component. The fee in lieu of taxes shall be determined annually in the manner hereinabove set out to reflect changes in millage rates, appraised value and debt service payments due during such year.


================================================================================

            *** Note -- In any year when there is no debt service due on the MBIA loan or the debt service is less than set out in the illustration, the fee-in-lieu payment shall be adjusted to reflect such actual debt service payment.

================================================================================

                                   EXHIBIT "E"

                     Road Configurations and Specifications


The County shall extend Polk Lane from Goodman Road to State Line Road with completion prior to April 1, 1999. The County shall provide a minimum 80'-0" wide right-of-way along the 48'-0" wide road (four lane) for electrical lines and underground utilities, including water, sewer, telephone and natural gas. The road shall have concrete curb and gutters, bermed landscaping, concrete sidewalks, pylon sign, storm drainage, and road way lighting at a coverage of 1/2 FC average. The roadway shall be constructed on 12" crushed stone base or 8" soil cement base, 3" asphalt binder course and 1.5" asphalt wearing surface. Existing Polk Lane through the Property and the Option Property must be terminated and right-of-way abandoned by September 1, 1998 to allow construction to commence on the proposed building. This includes termination of any utilities which might conflict with the proposed building.

                                   EXHIBIT "F"

                                    Property

PARCEL I

LOCATED IN DESOTO COUNTY, MISSISSIPPI:

BEING A SURVEY OF PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER AND PART OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE S89(Degree)32'11"W ALONG THE NORTH LINE OF SAID SECTION 25 A DISTANCE OF 80.00 FEET TO A POINT; THENCE S00(Degree)31'04"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 1976.49 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING S00(Degree)31'04"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 1550.00 FEET TO A POINT; THENCE S89(Degree)29'39"W A DISTANCE OF 1950.59 FEET TO A FOUND IRON PIN; THENCE N00(Degree)46'30"W A DISTANCE OF 1540.82 FEET TO A POINT; THENCE N89(Degree)13'30"E A DISTANCE OF 1957.52 FEET TO THE POINT OF BEGINNING AND CONTAINING 3,019,801 SQUARE FEET OR 69.325 ACRES.

           [A PORTION OF THIS PARCEL I WILL BE CONVEYED TO THE CITY FOR USE IN CONNECTION WITH THE WATER PLANT THE CITY IS CONSTRUCTING WITH THE PROCEEDS OF THE MBIA LOAN. THE PORTION TO BE CONVEYED IS MORE PARTICULARLY DESCRIBED IN EXHIBIT "O" TO THIS MOU.]

PARCEL II

LOCATED IN DESOTO COUNTY, MISSISSIPPI:

BEING A SURVEY OF PART OF THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER AND PART OF THE NORTHEAST QUARTER OF THE NORTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE S89(Degree)32'11"W ALONG THE NORTH LINE OF SAID SECTION 25 A DISTANCE OF 80.00 FEET TO A POINT; THENCE S00(Degree)31'04"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 491.49 FEET TO THE POINT OF BEGINNING; THENCE CONTINUING S00(Degree)31'04"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 1485.00 FEET TO A POINT; THENCE S89(Degree)13'30"W A DISTANCE OF 1957.52 FEET TO A POINT; THENCE N00(Degree)46'30"W A DISTANCE OF 1484.99 FEET TO A POINT; THENCE N89(Degree)13'30"E A DISTANCE OF 1964.19 FEET TO THE POINT OF BEGINNING AND CONTAINING 2,911,841 SQUARE FEET OR 66.847 ACRES.

           [PARCEL II DESCRIBES THE REAL PROPERTY UPON WHICH PHASE I IS TO BE CONSTRUCTED.]

                                  EXHIBIT "F-1"

                                 Option Property

PARCEL I

LOCATED IN DESOTO COUNTY, MISSISSIPPI:

BEING A SURVEY OF PART OF THE NORTHEAST QUARTER OF THE NORTHEAST
QUARTER, PART OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND PART OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER AND PART OF THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 24, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE S89(Degree)32'11"W ALONG THE NORTH LINE OF SAID SECTION 25 A DISTANCE OF 80.00 FEET TO THE POINT OF BEGINNING; THENCE S00(Degree)31'04"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 491.49 FEET TO A POINT; THENCE S89(Degree)13'30"W A DISTANCE OF 1964.19 FEET TO A POINT; THENCE N00(Degree)46'30"W A DISTANCE OF 1351.48 FEET TO A POINT; THENCE N89(Degree)13'30"E A DISTANCE OF 1965.03 FEET TO A POINT; THENCE S00(Degree)51'56"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 860.00 FEET TO THE POINT OF BEGINNING AND CONTAINING 2,656,423 SQUARE FEET OR 60.983 ACRES.

           [THIS PARCEL I OF THE OPTION PROPERTY DESCRIBES THE REAL PROPERTY UPON WHICH THE SECOND BUILDING (AS DESCRIBED IN EXHIBITS "A', "A-1" AND "A-2" TO THIS MOU) WILL BE CONSTRUCTED IN THE FUTURE.]



                                     F-1-1

PARCEL II

LOCATED IN DESOTO COUNTY, MISSISSIPPI:

BEING A SURVEY OF PART OF THE SOUTHEAST QUARTER OF THE SOUTHEAST
QUARTER, PART OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER AND PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 24, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHEAST CORNER OF SAID SECTION 24; THENCE S89(Degree)32'11"W ALONG THE SOUTH LINE OF SAID SECTION 24 A DISTANCE OF 80.00 FEET TO A POINT; THENCE N01(Degree)51'56"W ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 860.00 FEET TO THE POINT OF BEGINNING; THENCE S89(Degree)13'30"W A DISTANCE OF 1965.03 FEET TO A POINT; THENCE N00(Degree)46'30"W A DISTANCE OF 1509.28 FEET TO A POINT; THENCE N89(Degree)28'56"E A DISTANCE OF 1962.68 FEET TO A POINT; THENCE S00(Degree)51'56"E ALONG A LINE THAT IS 80.00 FEET WEST OF AND PARALLEL TO THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 1500.47 FEET TO THE POINT OF BEGINNING AND CONTAINING 2,955,335 SQUARE FEET OR 67.845 ACRES.



                                     F-1-2

                                   EXHIBIT "G"

                            Water and Sewer Tap Fees

                                     [SEAL]
                           Office of Public Utilities


                                  FEE SCHEDULE
                             Effective Date 1/1/98

RESIDENTIAL TAP FEES
--------------------
Sewer     $550.00                            Cedar Crest:--------Sewer $750.00
Water     $550.00                                                Water $550.00
Gas       $300.00                                                Gas   $300.00
Total     $1400.00                                               Total $1600.00

Bell Ridge                                   Brayborne-----------Sewer $400.00
Sewer     $750.00                                                Water $400.00
Water     $550.00                                                Gas   $300.00
Gas       $300.00                                                Total $1100.00
Total     $1600.00

Fox Creek----Sewer (no sewer)                Fairhaven Estates---Sewer $550.00
             Water $500.00                                       Water $550.00
             Gas   $300.00                                       Gas   $300.00
             Total $800.00                                       Total $1400.00

(note): The minimum water bill for Fox Creek and Brayborne will be $17.60 per month.
Sewer Tap Fee for Wedgewood/South Manor/Gwyck ------------------------$550.00

                DO NOT CHARGE SALES TAX ON RESIDENTIAL CUSTOMERS

--------------------------------------------------------------------------------

COMMERCIAL & INDUSTRIAL FEES (7% sales tax)
-------------------------------------------

                   (Tap Fee)     (Meter)     (Tax on Meter)      (Total)
Water 3/4" meter    $550.00      $ 25.99          $ 1.82         $577.81
      1" meter      $550.00      $ 69.50          $ 4.87         $624.37
      1-1/2" meter  $550.00      $179.60          $12.57         $742.17
      2" meter      $550.00      $318.00          $15.26         $783.26
      3" meter      $550.00      $412.93          $28.91         $991.83

THESE PRICES ARE FOR THE FIRST 100 FEET ONLY. ANY ADDITIONAL FOOTAGE IS PRICED AT .50 PER RUNNING FOOT.

            9189 Pigeon Roost Road - Olive Branch, Mississippi 38654
                   Phone: (601) 895-5209 - FAX (601) 895-5215

Commercial and industrial tap fees
Sewer     $550.00
Gas        300.00

                                  EXHIBIT "H"

                     Lauderdale Letter Dated June 19, 1998

                         JOSEPH F. LAUDERDALE P.E.L.S.
                           9123 PIDGEON ROOST AVENUE
                        OLIVE BRANCH, MISSISSIPPI 38654
                                  601-895-0422



June 19, 1998



Gary Snyder
8925 E. Goodman
Olive Branch, Ms. 38654

RE: Additional details on water and sewer service to the Williams-Sonoma Site in Olive Branch

Dear Gary:

This letter is to confirm water and sewer service as per your letter of commitment to the Hewson Co. for the Williams-Sonoma project. At this time, the plans are to provide water service to the site by February 1, 1999. The amount of water is estimated to be 600 gal. per minute. Provide the 300,000 gal. ground storage tank by April 1, 1999. This tank could be filled with water and the 300,000 gallons of water available for fire protection for the new building at this time. And provide the elevated tank by July 1, 1999. Also provide for sewer service by April 1, 1999. As we have talked about before, there are several things that will need to take place in the next 60 days in order to meet these dates. You have pointed out many of the items in your letter. In addition to approvals, releases, completion of the plans, funding and weather, I will need to start the bidding process. I have projected the following bidding process for the project. Approval by the Olive Branch Board on July 7, 1998 to bid the utility work. At that point the earliest bid opening by State law would be the City board meeting on August 18. The bids would be approved on Sept. 1, 1998. The contractor then has 30 days to sign the contracts, order material and begin work on Oct. 1. This means that the approvals, releases, accepting a contractors bid and funding must all fall in place by Sept. 1 or the Board can not sign a contract for the work. At this time any delays in the above mentioned bidding outline will delay the final completion dates. I am proceeding with the completion of the plans to meet these bid dates. If you have any questions, please let me know.

Sincerely,

/s/  JOSEPH F. LAUDERDALE
-------------------------
Joseph F. Lauderdale P.E.
Olive Branch City Engineer

                                 EXHIBIT "H-1"

                     Lauderdale Letter Dated June 30, 1998











                                    H-1 - 1

                         JOSEPH F. LAUDERDALE P.E.L.S.
                           9123 PIDGEON ROOST AVENUE
                        OLIVE BRANCH, MISSISSIPPI 38654
                                  601-895-0422



June 30, 1998



DeSoto Council
Hernando, Mississippi 38632

Re:    Williams-Sonoma Project

Dear Jim:

I have received your letter concerning the ground storage tanks for the Williams-Sonoma Project. Because of the volume of water needed for the project, a water plant will need to be constructed on the property. Within the scope of a water plant package a ground storage tank is needed to provide for the mixing of chlorine, and soda ash. Also the two surface pumps that provide for the pumping power of the plant will be connected to the ground storage tank. The elevated tank connected to the plant will provide for the storage of extra water for the system for backup fire protection in the area. Enclosed is a copy of the plant design. If you have any questions, please let me know.

Sincerely,

/s/  JOSEPH F. LAUDERDALE
-------------------------
Joseph F. Lauderdale P.E.

                           MAP OF WATER PLANT LAYOUT

                                  EXHIBIT "I"

                       Mississippi Code Section 27-31-104
                             (Fee in Lieu of Taxes)

                                  EXHIBIT "J"

            Critical Path of Development for Non-Road Infrastructure

     PROJECT SCHEDULE OF UTILITY CONTRACTS FOR THE POLK LANE & GOODMAN ROAD
      PROJECTS & WILLIAMS-SONOMA FOR THE CITY OF OLIVE BRANCH, MISSISSIPPI

                                                                   JULY 21, 1998

====================================================================================================================================
PROJECT NAME             BID DATE       CONTRACT        BEGIN          PART 1         PART 2       COMPLETION     FINAL     REMARKS
                                          DATE      CONSTRUCTION
------------------------------------------------------------------------------------------------------------------------------------
Elevated Tank          August 18      September 1    October 1       December 25    April 1       May 1          June 1

Ground Storage Tank    August 18      September 1    October 1       December 1     January 10    February 1     February 7

Water Well             August 18      September 1    October 1       December 1     January 10    March 15       April 1

Water Plant            August 18      September 1    October 1       December 15    January 1     February 1     February 1

Water Mains            August 18      September 1    October 1       December 1     January 10    January 15     February 1

Gas Services           City Crews     City Crews     February 1         N/A           N/A         April 1        April 1

High Pressure Gas      September 15   October 6      November 6      January 1      May 15        July 1         July 1

Sewer Main             September 15   October 6      November 6      January          N/A         March 15       April 1
====================================================================================================================================

                          Prepared by J.F. Lauderdale

                                 EXHIBIT "J-1"

                     Critical Path of Development for Roads





                                     J-1-1

                  CRITICAL PATH SCHEDULE FOR COUNTY - REVISED
                                                                         7/29/98

                          Survey      Design        Acquisition                   Award            Start       Construction
                         Completion  Completion     Completion     Advertise      Contract      Construction    Completion
------------------------------------------------------------------------------------------------------------------------------
South Polk Lane         Completed    7/31/98        8/15/98        10/1/98        11/1/98          12/1/98        4/1/99

Hacks Cross             Completed    9/15/98        1/12/99        3/15/99        4/1/99           5/17/99        12/31/99

North Polk Lane         9/10/98      11/2/98        N/A            1/4/99         2/4/99           5/2/99         12/31/99
  and Wildwood

Polk Lane Realignment to be completed by 8/7/98.

                                  EXHIBIT "K"

                  Letter Regarding Provision of Electric Power

                        [THE HEWSON COMPANY LETTERHEAD]


July 28, 1998


Mr. W. Kevin Doddridge
Northcentral Mississippi Electric Power Association
P.O. Box 405
Byhalia, MS 38611

RE:  Electric Power Service to Williams-Sonoma Site on Polk Lane

Dear Mr. Doddridge:

This letter shall serve as an agreement between Hewson Properties, Inc. ("Hewson") and Northcentral Mississippi Electric Power Association ("Northcentral") regarding the site located north of Goodman Road, south of Desoto Road, east of Olive Branch Airport and west of Polk Lane.

The following terms are agreed upon between the two parties.

1. Northcentral shall remove the existing power lines and poles running along the east side of Polk Lane from the point 2,200 feet north of Goodman Road where the road bends to the west to the point where new, permanent Polk Lane will intersect with Desoto Road. This removal shall take place prior to August 15, 1998.

2. Northcentral shall abandon the easement that presently exists on the property that Hewson has under contract with Dunavant Properties.

3. Northcentral will provide temporary lines along the west side of temporary Polk Lane prior to August 15, 1998 to serve those residents north of the point 2,200 feet north of Goodman Road where the road bends to the west.

4. Northcentral will construct permanent lines within an easement provided by Hewson Properties prior to April 1, 1999 as practical. These lines must have be overhead, high-voltage lines installed for distribution to various plots. This service should be a minimum of 400 amperes at 25kv.

5. An easement (15) fifteen feet in width parallel to and adjoining the county road right of way will be provided along the west side of the road, outside the road right of way. Poles will be located as close as practical to the road right of way.

Please sign below to acknowledge Northcentral's consent to the above terms.

Sincerely,

/s/ STEVEN R. SCHWARZ
------------------------
Steven R. Schwarz
Project Manager


Consent:  Northcentral Mississippi Electric Power Association

          By:  Tom Harwood
               ----------------------
          Its: Director of Operations
               ----------------------

                                  EXHIBIT "L"

                Letter Regarding Provision of Telephone Service

                              [HEWSON LETTERHEAD]


July 28, 1998

Mr. Charles Edwards
Project Engineer
Century Telephone
7045 Cockrum Street
Olive Branch, MS 38654

RE: Telephone Service to Williams-Sonoma Site on Polk Lane

Dear Mr. Edwards,

This letter shall serve as an agreement between Hewson Properties, Inc. ("Hewson") and Century Telephone ("Century") regarding the site located north of Goodman Road, south of Desoto Road, east of Olive Branch Airport and west of Polk Lane.

The following terms are agreed upon between the two parties.

1. Century shall abandon the existing telephone lines running along the east side of Polk Lane from the point 2,200 feet north of Goodman Road where the road bends to the west to the point where now, permanent Polk Lane will intersect with Desoto Road. This removal shall take simultaneously with the completion of item #2.

2. Within three days of the installation of temporary power poles and lines along the temporary Polk Lane by Northern Mississippi Power, Century Telephone shall provide temporary telephone lines along the west side of temporary Polk Lane to serve those residents north of the point 2,200 feet north of Goodman Road where the road bends to the west.

3. Century shall construct permanent lines within the new, permanent Polk Lane right-of-way prior to April 1, 1999. These lines must have the capacity to serve Williams-Sonoma the necessary lines and fiberoptics previously discussed with Century Telephone.

Please sign below to acknowledge Century's consent to the above terms.

Sincerely,

/s/ STEVEN R. SCHWARZ
------------------------
Steven R. Schwarz
Project Manager



Consent:       Century Telephone

               By:   [SIG]   8-5-98
                   -------------------------

               Its:  District Mgr.
                   -------------------------

                                 EXHIBIT "L-1"

               Letter Regarding Telephone Service Specifications




                                     L-1-1

                       [WILLIAMS-SONOMA, INC. LETTERHEAD]



ENGINEERING DEPARTMENT

DATE:  August 14, 1998




Mr. Steven Schwarz
The Hewson Company
4636 E. University Drive
Phoenix, AZ 85034

RE:    TELEPHONE SERVICE REQUIREMENTS - PROPOSED OLIVE BRANCH D.C.

Steven,

Please confirm that the following has been discussed between your company and Century Telephone for the service into the proposed D.C. in Olive Branch:

Per discussion with David Dickey on 8/14/98 - SRS

       100 POTS Lines
         9 T1 Lines
         2 Sources of Fiber (preferably in a sonet ring)

All service to be installed no later than April 1, 1999. SRS


/s/ RICK WEEDEN
---------------------
Rick Weeden
Engineering
(901)546-7398



                                          Confirmed:


                                          /s/ STEVEN R. SCHWARZ
                                          ----------------------------
                                          Steven R. Schwarz
                                          Project Manager
                                          The Hewson Company

                                  EXHIBIT "M"

               Letter of Mississippi Department of Transportation
                    Concerning Completion of Goodman Bypass

             [MISSISSIPPI DEPARTMENT OF TRANSPORTATION LETTERHEAD]



August 14, 1998


Mr. Roy B. Braswell
Mississippi Department of Economic
  and Community Development
Jackson, Mississippi

Dear Mr. Braswell:

This letter is written concerning your inquiry on the SR 302 project in Olive Branch. It is the intent of MDOT to work with the contractor to ensure the completion of SR 302 from Polk Lane to Hacks Cross Road by June 30, 1999. The new intersection of SR 302 and Hacks Cross Road will be signalized by the same date.

This will give adequate access from Polk Lane to US 78 via Hacks Cross Road. A traffic signal will be installed on US 178 by June 30, 1999, to enhance the access.

MDOT will cooperate with the County in placing the proper traffic control devices at the intersection of Old Goodman Road and Polk Lane. It is the intent of MDOT to work with the contractor to ensure the completion of SR 302 from Hacks Cross Road to US 78 by December 31, 1999.

We trust this provide the level of assurance you need for discussion with your clients.


Sincerely,

/s/ James H. Kopf

James H. Kopf
Chief Engineer


JHK/cc


pc:  District Engineer
     Central Files

                                  EXHIBIT "N"

          Letter of Metro DeSoto Company Releasing Certificated Rights

                      [SEAL OF OLIVE BRANCH, MISSISSIPPI]


                              Office of the Mayor


                                August 11, 1998




Mr. Brian U. Ray, Executive Director
Mississippi Public Service Commission
P.O. Box 1174
Jackson, MS 39215-1174

Dear Mr. Ray:

The City of Olive Branch, Mississippi, has recently annexed an area certificated to Metro DeSoto Company. The area in question is a portion of the area certificated to Metro DeSoto Company by order of the Mississippi Public Service Commission in Cause No. U-4136 for water and U-4137 for sewer.

It is our desire to cancel and release the portion of the Certificates of Public Convenience and Necessity for a portion of the area which is being annexed.

Enclosed are the following items supporting our request:

1.     A metes and bounds description of the area to be canceled.

2. A map showing corporate boundaries of the City, franchise area of Metro DeSoto, and area to be canceled.

3. A Resolution from the Board of Directors of Metro DeSoto Company releasing the area to the City.

We respectfully request that the Commission cancel the Certificates of Public Convenience and Necessity for the area described.


                                   Respectfully,


                                   City of Olive Branch


                                   By:     /s/ Samuel P. Rikard
                                      ----------------------------------
                                          Samuel P. Rikard, Mayor

                                       Metro DeSoto Company



                                       By: [SIG]
                                          --------------------------------------
                                          Senior Vice President

OVERALL
PROPERTY DESCRIPTION

BEING A SURVEY OF PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER, AND THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 24, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND PART OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER, THE NORTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER, THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, AND PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE S00(DEGREES) 31'04"E ALONG THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 3526.43 FEET TO A POINT; THENCE S89(DEGREES) 29'39"W PASSING THROUGH AN IRON PIN AT 40.00 FEET, A TOTAL DISTANCE OF 2030.59 FEET TO A FOUND IRON PIN; THENCE N00(DEGREES) 46'30"W A DISTANCE OF 5886.57 FEET TO A POINT; THENCE N89(DEGREES) 28'56"E A DISTANCE OF 2042.68 FEET TO A POINT ON THE EAST LINE OF SAID SECTION 24; THENCE S00(DEGREES) 51'56"E ALONG THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 2360.54 FEET TO THE POINT OF BEGINNING AND CONTAINING 12,014,357 SQUARE FEET OR 275.812 ACRES.

                                [MAP OF PROJECT]

                RESOLUTIONS OF METRO DESOTO UTILITIES CO., INC.

     BE IT RESOLVED, that the Board of Directors of Metro DeSoto Utilities Co., Inc. has determined that it is in the best interest of the Company to, and does hereby authorize and approve the release from the area in Desoto County which is certificated to Metro DeSoto Utilities Co., Inc. that portion of such certificated area as is described in EXHIBIT "A" attached to these resolutions and made a part hereof, such release to be effective as to water and sewer services.

     BE IT FURTHER RESOLVED, that Jimmie D. Williams, the Senior Vice President of the Company, be, and he is hereby authorized and empowered in behalf of the Company, to execute and deliver any and all such instruments and documents as may be necessary to effectuate the decertification of the land in EXHIBIT "A" from the area certificated to the Company.

     I, Andrea S. Bienstock, do hereby certify that I am Secretary/Assistant of Metro DeSoto Utilities Co., Inc., a corporation organized and existing under the laws of the State of Mississippi, and that as such Secretary/Assistant Secretary, I am keeper of its corporate records. I further certify that the above and foregoing is a true, correct and exact copy of the Resolutions unanimously passed at a special meeting of the Board of Directors of the corporation held on the 10th day of August, 1998, in strict accordance with law and the charter and bylaws of the corporation, at which meeting a quorum was continuously present, and that said Resolutions are not in full force and effect and have been spread upon the minute book of the corporation.

     I further certify that Jimmie D. Williams is the Senior Vice President of Metro DeSoto Utilities Co., Inc.

     Dated this 14th day of August, 1998.



                                   /s/ ANDREA S. BIENSTOCK

                                   ----------------------------------

                                   Andrea S. Bienstock, Assistant Secretary
                                   Metro DeSoto Utilities Co., Inc.

                                  EXHIBIT "A"


OVERALL
PROPERTY DESCRIPTION

BEING A SURVEY OF PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE SOUTHEAST QUARTER, AND THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 24, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND PART OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER, THE NORTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER, THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, AND PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE S00 DEGREES 31' 04"E ALONG THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 3526.43 FEET TO A POINT; THENCE S89 DEGREES 29'39"W PASSING THROUGH AN IRON PIN AT 40.00 FEET, A TOTAL DISTANCE OF 2030.59 FEET TO A FOUND IRON PIN; THENCE N00 DEGREES 46'30"W A DISTANCE OF 5886.57 FEET TO A POINT; THENCE N89 DEGREES 28'56"E A DISTANCE OF 2042.68 FEET TO A POINT OF THE EAST LINE OF SAID SECTION 24; THENCE S00 DEGREES 51'56"E ALONG THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 2360.54 FEET TO THE POINT OF BEGINNING AND CONTAINING 12,014,357 SQUARE FEET OR 275.812 ACRES.

                       CITY OF OLIVE BRANCH, MISSISSIPPI



                                August 13, 1998

Mr. Jim Stock
Belz Enterprises Real Estate & Investment
100 Peabody Place, Suite 1400
Memphis, TN 38103

     RE:  DECERTIFICATION OF WILLIAM-SONOMA PROJECT AND RELATED PROPERTY

Dear Jim:

     This letter is to confirm the understanding between Metro DeSoto Utilities Co., Inc. ("Metro") and the City of Olive Branch, Mississippi ("City") regarding the release and cancellation of the Certificates of Public Convenience and Necessity (the "Certificates") of Metro to provide water and sewer services to the approximately 275-acre tract (the "Property") described in EXHIBIT "A", attached hereto and incorporated herein by reference.

          1. Metro agrees to sign and deliver to the City that certain letter from the City to the Executive Director of the Mississippi Public Service Commission ("Commission") dated August 11, 1998, requesting the release and cancellation of the Certificates (the "Decertification Letter"), the original of which was previously delivered to Metro.

          2. Metro agrees to assist the City in obtaining the approval of the Commission to release and cancel the Certificates and to take such other actions as are reasonably requested by the City in connection therewith.

          3. In consideration of Metro's assistance pursuant to Paragraphs (1) and (2) above, the City agrees to enter into an Economic Development Agreement with Metro which will provide that, in the event any portion of the Property is ever developed and occupied by any user (whether by lease or otherwise) other than Williams-Sonoma, Inc. or a wholly owned subsidiary of William-Sonoma Inc. ("Williams-Sonoma"), the City shall deliver written notice thereof to Metro. Within thirty (30) days of its receipt of such notice, Metro shall notify the City in writing whether Metro desires to recertify the portion of the Property occupied or to be occupied by such non-Williams-Sonoma user. If Metro notifies the City that it desires to recertify such portion of the Property in the name of Metro, then the City shall take all such steps as are reasonably required in order to cause the Commission to decertify the City's right to provide water and sewer service to the portion of the Property occupied or to be occupied by the non-Williams-Sonoma user.

          4. Metro understands and agrees that any portion of the Property which is initially used by Williams-Sonoma (whether as owner or lessee thereof) shall not be subject to Metro's option to obtain recertification; it being understood that any portion of the Property so used by Williams-Sonoma shall be and remain at all times certificated to the City.

     If the terms and conditions as outlined herein are acceptable to Metro, please indicate your acceptance thereof by signing a copy of this letter in the space provided below and returning the signed copy to me. Additionally, please send me the Decertification Letter signed by Metro, together with the Resolutions and other Exhibits referenced therein, so that we may initiate the decertification process. Shortly, we will begin drafting the Economic Development Agreement between Metro and the City which incorporates the general terms and conditions outlined herein.

     Thank you,

                                   Sincerely,

                                   CITY OF OLIVE BRANCH, MISSISSIPPI


                                   By:  /s/ SAMUEL P. RIKARD
                                        -------------------------------
                                         Samuel P. Rikard, Mayor



Accepted this 14th day of August, 1998:

METRO DESOTO UTILITIES CO., INC.

By:            [SIG]
     ----------------------------------

Title:
     ----------------------------------

                                  EXHIBIT "A"




OVERALL
PROPERTY DESCRIPTION


BEING A SURVEY OF PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, PART OF THE SOUTHWEST
QUARTER OF THE SOUTHEAST QUARTER, AND THE SOUTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 24, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND PART OF THE NORTHWEST QUARTER OF THE NORTHEAST QUARTER, THE NORTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE SOUTHWEST QUARTER OF THE NORTHEAST QUARTER, THE SOUTHEAST QUARTER OF THE NORTHEAST QUARTER, PART OF THE NORTHWEST QUARTER OF THE SOUTHEAST QUARTER, AND PART OF THE NORTHEAST QUARTER OF THE SOUTHEAST QUARTER, SECTION 25, TOWNSHIP 1 SOUTH, RANGE 6 WEST, DESOTO COUNTY MISSISSIPPI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF SAID SECTION 25; THENCE SOUTH 00 DEGREES 31' 04" EAST ALONG THE EAST LINE OF SAID SECTION 25 A DISTANCE OF 3526.43 FEET TO A POINT; THENCE SOUTH 89 DEGREES 29' 39" WEST PASSING THROUGH AN IRON PIN AT
40.00 FEET, A TOTAL DISTANCE OF 2030.59 FEET TO A FOUND IRON PIN; THENCE NORTH 00 DEGREES 46' 30" WEST A DISTANCE OF 5886.57 FEET TO A POINT; THENCE NORTH 89 DEGREES 28' 56" EAST A DISTANCE OF 2042.68 FEET TO A POINT ON THE EAST LINE OF SAID SECTION 24; THENCE SOUTH 00 DEGREES 51' 56" EAST ALONG THE EAST LINE OF SAID SECTION 24 A DISTANCE OF 2360.54 FEET TO THE POINT OF BEGINNING AND CONTAINING 12,014,357 SQUARE FEET OR 275.812 ACRES.

                                  EXHIBIT "O"

                      Land to be Dedicated for Water Plant

                         JOSEPH F. LAUDERDALE P.E.L.S.
                           9123 PIDGEON ROOST AVENUE
                        OLIVE BRANCH, MISSISSIPPI 38654
                                  601-895-0422



August 14, 1998



DESCRIPTION OF A 0.72 ACRE PARCEL FOR THE WILLIAMS-SONOMA
WATER PLANT SITE LOCATED IN PART OF THE SOUTHEAST QUARTER OF
SECTION 25; TOWNSHIP 1 SOUTH; RANGE 6 WEST; DESOTO COUNTY,
MISSISSIPPI


Beginning at the northeast corner of Section 25; Township 1 South, Range 6 West; thence south 0 31' 04" east 3526.43 feet along the east line of said section to a point; thence west 80.0 feet along the south line of the proposed Williams-Sonoma tract to the point of beginning of the following lot: thence south 89 29' 39" west 210.0 feet along said south property line to a point; thence north 0 31' 04" west 150.0 feet to a point; thence north 89 29' 39" east
210.0 feet to a point in the west right of way of new Polk Lane; thence south 0 31' 04" east 150.0 feet to the point of beginning and containing 0.72 acres more or less. All bearings are true north. Included is also a 15 foot wide utility easement granted to the City of Olive Branch along and adjacent to the west right of way line for new Polk Lane and being along the east side of the proposed 275.81 acre Hewson Properties and/or Williams-Sonoma tract.



J. F. Lauderdale L.S.

                                  EXHIBIT "P"

                Letter of Security Fire Protection Company, Inc.

                              [SECURITY FIRE LOGO]

August 11, 1998

Owens Engineering Company, Inc.
50 Security Drive
Jackson, TN 38305

Attn: Allen Brown

Re:   Williams-Sonoma
      Olive Branch, MS

Dear Allen:

Confirming our earlier telephone conversation, in a letter to Gary Hewson dated June 22, 1998, The City of Olive Branch proposed improvements to the water supply infrastructure to accommodate the fire protection system. A summary of these proposed improvements is as follows:

1. The City will construct a 300,000 gallon ground storage water tank on site. This tank will be used to supply the 2,500 gpm diesel engine driven fire pump and will provide sufficient capacity for the maximum anticipated sprinkler system demand of 2,600 gpm.

2. The City will also construct an elevated water storage tank adjacent to the site, complete with a 16-inch water main from the tank to the south property line. This supply will be capable of providing a minimum of 20 psig at 4,000 gpm at the site. Although not stated, it is also assumed that this supply will maintain a static pressure of approximately 65 psig for consistency with the existing gravity fed water supplies for both the Metro Industrial Park and The City of Olive Branch.

      This tank will be used to supply the 2,500 gpm electric motor driven booster pump. The combined elevated water tank and booster pump assembly will sufficient for both the maximum anticipated sprinkler system demand of 2,600 gpm as well as the maximum fire pump flow capability of 3,750 gpm.

The ground storage water tank will be in service by April 1, 1999, whereas the elevated tank will be in service by July 1, 1999. Accordingly, at least initially, the ground storage tank and diesel pump will be set up as the primary supply.

Mr. Allen Brown
Owens Engineering Company                                        August 11, 1998
                                                                 Page 2

The above described water supply improvements are adequate in volume and pressure to accommodate the K25 method ESFR design established by Factory Mutual guidelines for storage up to and including 40 feet in buildings with ceiling heights not exceeding 45 feet.

I trust this information is satisfactory for your needs. However, should you have any questions or require additional information, please do not hesitate to contact me.

Cordially,

SECURITY FIRE PROTECTION COMPANY, INC.


/s/ DAVID L. DIXON

David L. Dixon
Executive Vice President

cc:  Curtis Cain
     Steven Schwartz